Exhibit 3.1

ARTICLES OF INCORPORATION

OF

FRANKLIN FINANCIAL CORPORATION

ARTICLE I

Name

The name of the corporation is Franklin Financial Corporation (herein the “Corporation”).

ARTICLE II

Purpose

The purpose for which the Corporation is organized is to act as a financial institution holding company and to transact any other lawful business, not required to be specifically stated in these Articles of Incorporation (“Articles”), for which a corporation may be incorporated under the Virginia Stock Corporation Act.

ARTICLE III

Capital Stock

A.	Authorized Shares

The aggregate number of shares of all classes which the Corporation has authority to issue is 85,000,000, of which 75,000,000 are to be common stock, $0.01 par value per share, and of which 10,000,000 are to be preferred stock, $0.01 par value per share. The Board of Directors of the Corporation, without stockholder action, may, by adoption of an amendment of these Articles: (i) classify any unissued shares into one or more classes or into one or more series within one or more classes; (ii) reclassify any unissued shares of any class into one or more classes or into one or more series within one or more classes; or (iii) reclassify any unissued shares of any series of any class into one or more classes or into one or more series within one or more classes.

The Corporation may issue rights, options or warrants for the purchase of shares or other securities of the Corporation. The Board of Directors shall have the power to authorize, without any action by the stockholders, the issuance of rights, options or warrants and determine (i) the terms upon which the rights, options or warrants are issued and (ii) the terms, including the consideration for which the shares or other securities are to be issued. The authorization for the Corporation to issue such rights, options or warrants constitutes authorization of the issuance of the shares or other securities for which the rights, options or warrants are exercisable.

B.	Common Stock

1. Voting Rights. The holders of the common stock shall together have unlimited voting rights and, except as provided in these Articles, shall exclusively possess all voting power. Except as provided in these Articles, each holder of common stock shall be entitled to one vote for each common share held; provided, however, that there shall be no cumulative voting of common stock in the election of directors of the Corporation.

2. Beneficial Vote Limitation. Notwithstanding any provision of these Articles other than those contained in this subsection B.2. of Article III, in no event shall any record owner of any outstanding common stock which is beneficially owned directly or indirectly by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns shares of common stock in excess of the Limit (as hereinafter defined) be entitled or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of common stock beneficially owned by such person beneficially owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all common stock beneficially owned by such person would be entitled to cast (subject to the provisions of this Article III) multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the Limit.

The provisions of this subsection B.2 of Article III shall not be applicable, and any record owner of any outstanding common stock which is beneficially owned directly or indirectly by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns shares of common stock in excess of the Limit shall have full voting rights with respect to all shares owned of record, if, before the beneficial owner acquired shares in excess of the Limit, the beneficial owner’s ownership of shares in excess of the Limit shall have been approved by a majority of the Unaffiliated Directors (as defined below).

The following definitions shall apply to this subsection B.2 of Article III:

a. “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of these Articles of Incorporation.

b. “Beneficial ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of these Articles of Incorporation; provided, however, that a person shall, in any event, also be deemed the “beneficial owner” of any common stock:

(1) which such person or any of its Affiliates beneficially owns, directly or indirectly; or

(2) which such person or any of its Affiliates has: (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting stock solely by reason of an agreement, contract or other arrangement with the Corporation to effect any transaction which is described in any one or more of Paragraphs 1 through 5 of Section A of Article VI of these Articles), or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (b) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to stock of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

(3) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation; and provided further, however, that: (a) no director or officer of the Corporation (or any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any common stock beneficially owned by any other such director or officer (or any Affiliate thereof); and (b) neither any employee stock ownership or similar plan of the Corporation or any subsidiary of the Corporation, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any common stock held under any such plan. For purposes only of computing the percentage of beneficial ownership of shares of common stock of a person, the outstanding common stock shall include shares deemed owned by such person through application of this subsection B.2.b but shall not include any other shares of common stock which may be issuable by the Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding common stock shall include only common stock then outstanding and shall not include any common stock which may be issuable by the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

c. The “Limit” shall mean 10% of the then-outstanding shares of common stock.

e. A “person” shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a limited liability company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

f. “Unaffiliated Director” means any member of the Board of Directors who is unaffiliated with the person owning shares in excess of the Limit (the “10% Beneficial Owner”) and was a member of the Board of Directors before the 10% Beneficial Owner” became a 10% Beneficial Owner, and any director who is thereafter chosen to fill any vacancy of the Board of Directors or who is elected and who, in either event, is unaffiliated with the 10% Beneficial Owner and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of the Unaffiliated Directors then on the Board of Directors.

The Board of Directors shall have the power to construe and apply the provisions of this subsection B.2 of Article III and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to: (i) the number of shares of common stock beneficially owned by any person; (ii) whether a person is an Affiliate of another; (iii) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership; (iv) the application of any other definition or operative provision of this subsection B.2 of Article III to the given facts; or (v) any other matter relating to the applicability or effect of this subsection B.2 of Article III.

The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own shares of common stock in excess of the Limit (or holds of record shares of common stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to: (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit; and (ii) any other factual matter relating to the applicability or effect of this subsection B.2 of Article III as may reasonably be requested of such person.

Except as otherwise provided by law or expressly provided in this subsection B.2 of Article III, the presence, in person or by proxy, of the holders of record of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this subsection B.2 of Article III) entitled to be cast by the holders of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in these Articles to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

Any constructions, applications or determinations made by the Board of Directors pursuant to this subsection B.2 of Article III in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

If any provision (or portion thereof) of this subsection B.2 of Article III shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this subsection B.2 of Article III shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this subsection B.2 of Article III remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of shares of common stock over the Limit, notwithstanding any such finding.

3. Liquidation. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, its net assets shall be distributed ratably to the holders of the preferred stock, if any, on terms set forth for such preferred stock, and then to holders of common stock.

C.	Preferred Stock

The Board of Directors of the Corporation, without stockholder action, may, by adoption of an amendment of these Articles, provide for the issuance of one or more classes or series of preferred shares and fix the terms, including the preferences, rights and limitations of each such class or series as may be permitted by the Virginia Stock Corporation Act. Except as provided in these Articles of Incorporation, there shall be no cumulative voting of any preferred stock in the election of directors.

D.	Preemptive Rights

No holder of any class of capital stock of the Corporation shall have any preemptive right to purchase or subscribe to (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares, and (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

ARTICLE IV

Directors

A.	Powers of the Board of Directors

The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors; except as these Articles of Incorporation or Virginia law otherwise provides; provided however, that any limitations on the Board of Director’s management or direction of the affairs of the Corporation shall reserve the Board of Director’s full power to discharge its fiduciary duties.

B.	Classified Board of Directors; Terms

The Board of Directors shall consist of such number of individuals as shall be specified in or fixed in accordance with the Bylaws of the Corporation. Directors shall be divided into three classes, with each class containing one-third of the total, as near as may be reasonably possible. The term of office of the first class shall expire at the first annual stockholders’ meeting after their election, the term of office of the second class shall expire at the second annual stockholders’ meeting after their election, and the term of office of the third class shall expire at the third annual stockholders’ meeting after their election. Each director should hold office for the term he or she was elected and until his or her successor shall have been duly elected and qualified. At each annual stockholders’ meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third annual meeting of stockholders after their election.

C.	Removal of Directors

Directors may be removed only with cause and then only by the affirmative vote of the holders of at least 80% of the shares entitled to vote in the election of directors. In addition, the board of directors shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal. Directors may not be removed without cause.

D.	Vacancies

Subject to any rights provided in these Articles for holders of any class or series of preferred shares outstanding, any vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual stockholders’ meeting and until their successors are duly elected and qualified.

ARTICLE V

Certain Stockholder Vote Requirements

Except as otherwise required by the Virginia Stock Corporation Act or otherwise expressly set forth in these Articles of Incorporation, the affirmative vote of the holders of a majority of the issued and outstanding shares of capital stock entitled to vote shall be required to approve the following actions:

1. The amendment of the Corporation’s Articles of Incorporation, except that (a) any amendment of subsection B.2 of Article III, Sections A, B, C and D of Article IV, Article V, Article VI, Article VIII, Article IX and Article X of these Articles shall require the affirmative vote of 80% of the issued and outstanding shares of capital shares entitled to vote, and (b) the Board of Directors, without any action by the stockholders, may amend these Articles of Incorporation to the fullest extent allowed under the Virginia Stock Corporation Act.

2. To the extent stockholder approval is required under the Virginia Stock Corporation Act for a merger or consolidation, the merger or consolidation of the Corporation with or into any other corporation.

3. To the extent stockholder approval is required under the Virginia Stock Corporation Act for the sale, lease or exchange of the Corporation’s property and assets, the sale, lease or exchange of the Corporation’s property and assets.

4. The dissolution of the Corporation.

ARTICLE VI

Approval of Certain Business Combinations

A.	Business Combinations; Vote Required

In addition to any affirmative vote required by law or these Articles, and except as otherwise expressly provided in this Article VI, the following actions shall require the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote in the election of Directors (the “Voting Stock”) (after giving effect to the provisions of subsection B.2 of Article III), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of these Articles or in any agreement with any national securities exchange or otherwise:

1. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with: (a) any Interested stockholder (as hereinafter defined); or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate (as hereinafter defined) of an Interested Stockholder;

2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate or

Associate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary (a) having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 5% or more of the consolidated assets of the Corporation and its Subsidiaries or (b) having an aggregate Fair Market Value representing 10% or more of the consolidated net worth of the Corporation and its subsidiaries;

3. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equaling or exceeding 10% of the combined Fair Market Value of the outstanding common stock of the Corporation and its Subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof;

4. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

5. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder.

B.	Exceptions

The provisions of Section A of this Article VI shall not be applicable to any particular Business Combination (as defined hereinafter), and such Business Combination shall require only the affirmative vote of the majority of the outstanding capital shares entitled to vote after giving effect to the provisions of subsection B.2 of Article III, or such vote (if any), as is required by law or by these Articles, if, in the case of any Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation solely in their capacity as stockholders of the Corporation, the condition specified in the following subsection B.1 is met or, in the case of any other Business Combination, all of the conditions specified in either of the following Subsections B.1 or B.2 are met:

1. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

2. All of the following conditions shall have been met:

a. The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by the holders of common shares in such Business Combination shall at least be equal to the higher of the following:

(1) (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the Interested Stockholder or any of its Affiliates for any common shares acquired by it: (a) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”); or (b) in the transaction in which it became an Interested Stockholder, whichever is higher; or

(2) the Fair Market Value per common share on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article VI as the “Determination Date”), whichever is higher.

b. The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock other than common shares shall be at least equal to the highest of the following (it being intended that the requirements of this subsection B.2.b of Article VI shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

(1) (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it: (a) within the two-year period immediately prior to the Announcement Date; or (b) in the transaction in which it became an Interested Stockholder, whichever is higher; or

(2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

(3) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

c. The consideration to be received by holders of a particular class of outstanding Voting Stock (including common shares) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder. The price determined in accordance with this subsection B.2 of Article VI shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

d. After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (1) except as approved by a majority of the Disinterested Directors (as hereinafter defined), there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding shares having preference over the common shares as to dividends or liquidation;

(2) there shall have been: (a) no reduction in the annual rate of dividends paid on the common shares (except as necessary to reflect any subdivision of the common shares), except as approved by a majority of the Disinterested Directors, and (b) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding common shares, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors; and (3) neither such Interested Stockholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

e. After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a Stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided, directly or indirectly, by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

f. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, and the rules or regulations thereunder) shall be mailed to stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

C.	Definitions

For the purposes of this Article VI:

1. The term “Business Combination” as used in this Article VI shall mean any transaction which is referred to in any one or more of Paragraphs 1 through 5 of Section A of this Article VI.

2. A “Person” shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

3. “Interested Stockholder” shall mean any person (other than the Corporation or Subsidiary thereof) who or which:

a. is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

b. is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding Voting Stock; or

c. is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

4. For purposes of this Article VI, “beneficial ownership” shall be determined in the manner provided in subsection B.2 of Article III hereof.

5. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of these Articles.

6. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in subsection C.2 of this Article VI, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

7. “Disinterested Director” means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any Director who is thereafter chosen to fill any vacancy of the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

8. “Fair Market Value” means:

a. in the case of stock, the highest closing sales price of the stock during the 30-day period immediately preceding the date in question of a share of such stock on the National Association of Securities Dealers Automated Quotation System or any system then in use, or, if such stock is admitted to trading on a principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, Fair Market Value shall be the highest sale price reported during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Board of Directors in good faith, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and

b. in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by the Board of Directors in good faith.

9. Reference to “Highest Per Share Price” shall in each case with respect to any class of shares reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

10. In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in subsection B.2.a and B.2.b of this Article VI shall include the common shares and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

D.	Determinations of the Disinterested Directors

A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article VI, on the basis of information known to them after reasonable inquiry: (1) whether a person is an Interested Stockholder; (2) the number of shares of Voting Stock beneficially owned by any person; (3) whether a person is an Affiliate or Associate of another; and (4) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value equaling or exceeding 10% of the combined Fair Market Value of the common stock of the Corporation and its Subsidiaries. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article VI.

E.	Fiduciary Obligation

Nothing contained in this Article VI shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

ARTICLE VII

Evaluation of Business Combinations

The Board of Directors may, in connection with the exercise of its business judgment involving any actual or proposed transaction which would or may involve a change in control of the Corporation (whether by purchases of shares of any class or any other securities of the Corporation in the open market or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, proxy solicitation (other than on behalf of the Board of Directors or otherwise), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to the following: (1) the economic effect, both immediate and long-term, upon the Corporation’s stockholders, including stockholders, if any, choosing not to participate in the transaction; (2) effects, including any social and economic effects on the employees, suppliers, creditors, depositors and customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (3) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation; (4) whether a more favorable price could be obtained for the Corporation’s stock or other securities in the future; (5) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (6) the future value of the stock or any other securities of the Corporation; and (7) any antitrust or other legal and regulatory issues that are raised by the proposal. If the Board of Directors determines that any actual or proposed transaction which would or may involve a change in control of the

Corporation should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any and all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued shares of stock, other securities or treasury stock or granting options with respect thereto; selling any of the assets of the Corporation; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

ARTICLE VIII

Amendment of Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation. Notwithstanding any other provision of these Articles or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the bylaws shall not be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 80% of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the board of directors.

ARTICLE IX

Limitation of Officers’ and Directors’ Liability

An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages in any proceeding brought by or in the right of the Corporation or brought by or on behalf of stockholders of the Corporation, except to the extent otherwise required by Virginia law. If Virginia law is amended or enacted after the date of filing of these Articles to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by Virginia law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

Indemnification

The Corporation shall indemnify to the full extent permitted under the laws of the Commonwealth of Virginia any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator, intestate, personal representative of spouse is or was a director or officer of the Corporation, is or was a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of a Subsidiary of the Corporation, or serves or served at the request of the Corporation as a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this Article X shall be enforceable against the Corporation by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer or in such other capacity as provided above. In addition, the rights provided to any person by this Article X shall survive the termination of such person as any such director, officer, trustee, member, stockholder, partner, incorporator or liquidator and, insofar as such person served at the request of the Corporation as a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request. No amendment of this Article X shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

Notwithstanding anything contained in this Article X, except for proceedings to enforce rights provided in this Article X, the Corporation shall not be obligated under this Article X to provide any indemnification or any payment or reimbursement of expenses to any director, officer or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless the board of directors has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the board.

For purposes of this Article X, the term “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity in which the Corporation owns, directly or indirectly, a majority of the economic or voting ownership interest; the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan; the term “officer,” when used with respect to the Corporation, shall refer to any officer elected or appointed pursuant to the Corporation’s Bylaws, when used with respect to a Subsidiary or other enterprise that is a corporation, shall refer to any person elected or appointed pursuant to the bylaws of such Subsidiary or other enterprise or chosen in such manner as is prescribed by the bylaws of such Subsidiary or other enterprise or determined by the board of directors of such Subsidiary or other enterprise, and when used with respect to a Subsidiary or other enterprise that is not a corporation or is organized in a foreign jurisdiction, the term “officer” shall include in addition to any officer of such entity, any person serving in a similar capacity or as the manager of such entity; service “at the request of the Corporation” shall include service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

To the extent authorized from time to time by the board of directors, the Corporation may provide to (i) any one or more employees and other agents of the Corporation, (ii) any one or more officers, employees and other agents of any Subsidiary and (iii) any one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in this Article X on directors and officers of the Corporation or any Subsidiary or other enterprise. Any such rights shall have the same force and effect as they would have if they were conferred in this Article X.

Nothing in this Article X shall limit the power of the Corporation or the board of directors to provide rights of indemnification and to make payment and reimbursement of expenses, including attorneys’ fees, to directors, officers, employees, agents and other persons otherwise than pursuant to this Article X.

ARTICLE XI

Liquidation Account

Under regulations of the Office of Thrift Supervision, the Corporation must establish and maintain a liquidation account (the “Liquidation Account”) for the benefit of certain Eligible Account Holders and Supplemental Eligible Account Holders as defined in the Plan of Conversion and Reorganization (the “Plan of Conversion”). In the event of a complete liquidation involving (i) the Corporation or (ii) Franklin Federal Savings Bank, a subsidiary of the Corporation, the Corporation must comply with the regulations of the Office of Thrift Supervision (or its successor) and the provisions of the Plan of Conversion with respect to the amount and priorities of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account. The interest of an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account does not entitle such account holders to voting rights.

ARTICLE XII

Initial Registered Office and Registered Agent

The mailing address of the Corporation’s initial registered office in the Commonwealth of Virginia is 4501 Cox Road, Glen Allen, Virginia 23060, County of Henrico, and the name of the Corporation’s initial registered agent at that office is Richard T. Wheeler, Jr., Director of the Corporation and a resident of the Commonwealth of Virginia.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act this 2nd day of December 2010.

/s/ Christina M. Gattuso
Christina M. Gattuso